OPTION CARE HEALTH, INC.
RESTRICTED STOCK UNIT CERTIFICATE

THIS RESTRICTED STOCK UNIT CERTIFICATE (this “Certificate”) evidences the grant by Option Care Health, Inc., a Delaware corporation (the “Company”) of Restricted Stock Units of the Company to [__] (“Awardee”) on [__] (the “Grant Date”) as follows:

WHEREAS, the Company has established the Option Care Health, Inc. Amended and Restated 2018 Equity Incentive Plan (as amended and restated from time to time, the “Plan”), a copy of which has been provided to Awardee;

WHEREAS, the Plan provides for the making of stock and other equity based Awards; WHEREAS, the Plan and the Award contemplated hereby has been approved by the Company’s Compensation Committee (the “Committee”); and

WHEREAS, the Company desires to grant to Awardee Restricted Stock Units in accordance with the terms and conditions of the Plan and subject to the provisions of this Certificate.

NOW, THEREFORE, the following terms and conditions apply to this grant of Restricted Stock Units:

1.Grant of Restricted Stock Units. Subject to the terms and conditions of this Certificate and of the Plan, Awardee is hereby granted an Award of [__] Restricted Stock Units (the “Restricted Stock Units”), which include the right to be issued the number of shares of Stock equal to the Restricted Stock Units, subject to the restrictions and vesting conditions set forth in this Certificate.

2.Delivery and Settlement. As soon as reasonably practicable following the vesting of the Restricted Stock Units as set forth in Section 3 of this Certificate but in any event by no later than sixty days following the date on which such vesting occurs, the Company will issue in the name of Awardee shares of Stock in settlement of such vested Restricted Stock Units. Upon settlement of a vested Restricted Stock Unit in Stock, such vested Restricted Stock Unit will be deemed cancelled and Awardee shall have no further rights to payment of any kind in respect of such Restricted Stock Unit.

3.Issuance and Vesting Schedule.

(a)As of the Grant Date, all of the Restricted Stock Units are considered unvested Restricted Stock Units and are subject to forfeiture in their entirety for no consideration. Unvested Restricted Stock Units will vest and be settled [INSERT VESTING SCHEDULE], in each case rounded to the nearest whole share.

(b)Notwithstanding any provision of the Plan to the contrary, in the event the Restricted Stock Units are assumed or substituted by a successor in connection with a Change in Control, upon a Qualifying Termination all unvested Restricted Stock Units will vest and be settled in accordance with Section 2. For this purpose, a “Qualifying Termination” will mean an involuntary termination of Awardee’s service without Cause during the 12-month period following a Change in Control. For this purpose, “Cause” will have the meaning given to such term in an employment or other similar agreement entered into by Awardee with the Company, or, in the absence of such an agreement, with respect to Awardee, will mean the occurrence of any one or more of the following reasons: (i) the commission of a felony or other crime involving moral turpitude; (ii) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company; (iii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company substantial public disgrace or substantial economic harm; (iv) unsatisfactory performance of Awardee’s duties for the Company, as determined by the Board in its good-faith discretion; (v) any intentional act or omission aiding or abetting a competitor, supplier or customer of the Company to the material disadvantage of the Company; (vi) breach of fiduciary duty or willful misconduct with respect to the Company; (vii) any other material breach of this Certificate or (viii) Awardee engaging in illegal business practices or other practices contrary to the written policies of the Company, including, without limitation, sexual misconduct, harassment or discrimination.

(c)All vesting of Awardee’s Restricted Stock Units under Section 3(a) and Section 3(c) is further conditioned upon Awardee having remained in the continuous employment of the Company through the Vesting Date or the consummation of a Change in Control, as applicable. If Awardee does not remain in the continuous employment of the Company, with the exception of 3(d), through such applicable date, then Awardee will immediately forfeit any unvested Restricted Stock Units in their entirety for no consideration, without any further action of the Company.

(d)     Notwithstanding any provisions of this Certificate to the contrary, if Participant’s service with the Company terminates due to Participant’s Retirement, then the Participant’s unvested portion of the Award shall continue to vest in accordance with the vesting schedule defined herein, and the Restricted Stock Units shall settle after each vesting date in accordance with Section 2. For purpose of this Award, “Retirement” or “Retire” means that the Awardee voluntarily resigns employment and (i) has reached fifty-eight (58) years of age; (ii) has provided ten (10) years of continuous employment with the Company; (iii) has provided to the Company at least six (6) months advance written notice of intent to Retire and continues to provide services to the Company through such notice period, (iv) continuously provided services to the Company for at least twelve (12) months following the Date of Grant and is in good standing with the Company on the date of termination of service, (v) complies with all applicable post-employment covenants, and (vi) if requested by the Company, provides the Company with a release of claims in such form as required by the Company in its discretion.

4.Restrictions.

(a)The Restricted Stock Units and any rights granted with respect to them may not be sold, pledged or otherwise transferred.

(b)Except as may be otherwise provided for in Section 3 above or in any agreement between the Company and Awardee, if Awardee’s service as an employee of the Company terminates, any unvested Restricted Stock Units will be forfeited in their entirety for no consideration by Awardee.

5.Rights as Shareholder. Subject to the terms and conditions of this Certificate, Awardee will be issued the number of shares of Stock equal to the number of Restricted Stock Units that are deemed to have vested as provided in Section 2. Awardee will have all of the rights of a holder of Stock with respect to such shares of Stock from and after, but not before, the date that Awardee delivers any other documents required by the Company and such shares of Stock are issued to Awardee as set forth in this Certificate. No cash dividends or dividend equivalents will accrue on the Restricted Stock Units.

6.Taxes. Awardee acknowledges and agrees that he or she is solely responsible for any and all taxes that may be assessed by any taxing authority arising in any way from the award, the grant of the Restricted Stock Units and the issuance of shares of Stock and that the Company shall not be liable for any such assessments. The grant of the award, the vesting of the Restricted Stock Units, and the settlement of the Restricted Stock Units in Stock may give rise to taxable income subject to withholding. No Stock will be delivered to an Awardee in settlement of vested Restricted Stock Units unless Awardee has made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Stock. Awardee hereby authorizes the Company to withhold from payroll or other amounts payable to Awardee any sums required to satisfy such withholding tax obligations, and otherwise agrees to satisfy such obligations in accordance with the provisions of Section 19.3 of the Plan. Awardee may elect to satisfy such withholding tax obligation by having the Company retain shares of Stock having a fair market value equal to the Company’s minimum withholding obligation. Awardee represents that he or she has consulted any tax adviser(s) that he or she deems advisable in connection with his or her grant of the Restricted Stock Units and acquisition of the Stock.

(b)    The provisions of this Certificate and the Plan are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Certificate and the Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained in this Certificate to the contrary, Awardee shall not be considered to have terminated service with the Company for purposes of any payments under this Certificate which are subject to Section 409A until Awardee would be considered to have incurred a Separation from Service from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Certificate shall be construed as a separate and distinct payment for purposes of Section 409A. If payment under this Award is to be made within a designated period which does not begin and end within one calendar year, the Awardee does not have a right to designate the taxable year of the payment.

7.Miscellaneous.

(a)The Company and Awardee shall execute such further instruments and take such action as may reasonably be necessary to carry out the intent of this Certificate, as may be determined by the Committee.

(b)Any notice required or permitted under this Certificate by the Company shall be given in writing and shall be deemed effectively given upon delivery to Awardee at his or her address then on file with the Company.

(c)Neither the Plan nor this Certificate nor any provisions under either shall be construed so as to grant Awardee any right to remain in the employ of the Company.

(d)This Certificate and the terms and conditions of the Plan (as amended from time to time in accordance with the terms of the Plan), which are hereby incorporated by reference, constitute the terms and conditions with respect to the Restricted Stock Units and are binding upon the Company, its subsidiaries, affiliates and successors, and Awardee and Awardee’s heirs, executors, administrators and successors.

(e)Notwithstanding anything in this Certificate or in the Plan to the contrary, the award granted to Awardee pursuant to this Certificate and stock obtained upon settlement shall be subject to mandatory forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Company or any Affiliate at any time, including, but not limited to, any policy adopted to comply with the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder (Listing Standards for Recovery of Erroneously Awarded Compensation, 87 Fed. Reg. 73076-73142) and any applicable listing rules or other rules and regulations implementing the foregoing, or any other applicable laws which impose mandatory recoupment or forfeiture of incentive compensation. This Certificate will be automatically amended by the Committee to comply with any such compensation recovery policy.

(f)This Certificate shall be construed in accordance with, and its interpretation shall be governed by applicable federal law, and otherwise by the laws of the State of Delaware.

(g)The headings contained in this Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Certificate. Any references to sections in this Certificate shall be to sections of this Certificate unless otherwise expressly stated as part of such reference.
(h)The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Certificate by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

8.Capitalized Terms. Each capitalized term used but not defined in this Certificate has the meaning assigned to such term in the Plan.

9.Restrictive Covenants. I understand and agree that this Certificate will not take effect unless and until I sign an Option Care Non-Competition and/or Non-Solicitation and/or Confidentiality Agreement with the Company (“Restrictive Covenant Agreement”). If I do not sign the Restrictive Covenant Agreement, this Certificate shall not be effective and I shall not be entitled to the benefits provided for in this Certificate. I further understand and agree that, to the extent required by applicable law, a certain amount of the equity award is provided as consideration in exchange for signing the Restrictive Covenant Agreement. If I do not sign the Restrictive Covenant Agreement I will not be entitled to this equity payment.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Certificate to be duly executed by its officers thereunto on the day and year first above written.

OPTION CARE HEALTH, INC.

By:
Its:

By signing this Certificate or otherwise accepting this Certificate in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

Accepted and agreed: